Exhibit 99.1

News Release

For Immediate Release August 23, 2016	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT II ACQUIRES GOODYEAR CROSSING II

Class A Industrial Warehouse is 100 Percent Leased

(PHOENIX) – Hines, the international real estate firm, announced today that Hines Global REIT II, Inc. has acquired Goodyear Crossing II, a Class A industrial warehouse located in the Goodyear submarket of Phoenix, Arizona.
The project consists of 820,384 square feet of net rentable area that is fully leased. The tenant, a major online retailer, has occupied the project since its completion in 2008, and utilizes it as a distribution facility. Included in the sale is an adjacent parcel, totaling approximately 11.8 acres that would allow an expansion of approximately 285,000 square feet, should the tenant wish to grow its operations there.
Sherri Schugart, president and CEO of Hines Global REIT II, said, “We were attracted to this opportunity to expand our exposure to the U.S. bulk distribution and logistics market by acquiring this recent-vintage, institutional-quality industrial project with an investment-grade tenant that has heavily invested in the space. Its location in the Southwest Valley is in the largest warehouse/distribution submarket in Phoenix that has become the center hub for the area’s growing e-commerce presence.”
Hines Senior Managing Director Palmer Letzerich noted, “Goodyear Crossing II is an outstanding facility located in one of the fastest growing metros in the U.S. The combination of strong market fundamentals and high-quality tenancy made this an attractive investment for Hines Global REIT II.”

The seller was Gramercy Property Trust, which was represented in the transaction by JLL. The acquisition of Goodyear Crossing II is Hines Global REIT II’s fifth investment, and its first within the Southwest region.
Hines Global REIT II is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global REIT II, visit www.hinessecurities.com/reits/hines-global-reit-2/.
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 182 cities in 20 countries. Hines has $89.1 billion of assets under management, including $42.5 billion for which Hines provides fiduciary investment management services, and $46.6 billion for which Hines provides third-party property-level services. The firm has 109 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,126 properties, totaling over 351 million square feet. The firm’s current property and asset management portfolio includes 457 properties, representing over 193 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements including the risks associated with the ability and willingness of the current tenants to continue to make rental payments pursuant to their lease agreements and other risks described in the “Risk Factors” section of Hines Global II’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.